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                                                                  EXHIBIT 99.J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2004, relating to the financial statements and financial highlights which appears in the May 31, 2004 Annual Report to Shareholders of the Connecticut Tax-Exempt Fund, Massachusetts Tax-Exempt Fund, Ohio Tax-Exempt Fund and Virginia Tax-Exempt Fund (each a portfolio Reserve Tax-Exempt Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers - Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
December 6, 2004